Contact: Don Vandenberg, President and CEO 713-410-7024

News Release for Immediate Release on Tuesday, June 24, 2008

Sonterra Resources Announces New Management Team

SAN ANTONIO - June 23, 2008 (PR Newswire) - Sonterra Resources, Inc. (OTCBB: SOTR) announced today that Donald Vandenberg has been named as Chief Executive Officer and President of Sonterra effective as of June 23, 2008. Gary Lancaster has been named as Vice President and Chief Legal Officer of Sonterra as of June 23, 2008.

Michael Pawelek, Sonterra’s current Chairman of the Board will remain as Chairman of the Board, but will resign as Chief Executive Officer and President effective as of June 23, 2008. Wayne Psencik, Sonterra’s current Vice President and Chief Operating Officer, and Sherry Spurlock, Sonterra’s Chief Financial Officer, have also resigned from Sonterra as of June 23, 2008. Mr. Pawelek, Mr. Psencik, and Ms. Spurlock will be assuming similar positions at South Texas Oil Company at (NASDAQ: STXX) effective upon their respective resignations from Sonterra.

Mr. Vandenberg, a petroleum engineer, has held senior management positions throughout his 40-year career in the exploration and production field. He is a co-founder and serves as CEO and President of Velocity Energy Limited LLC, General Partner of Velocity Energy Offshore LP and Velocity Energy Partners LP, both of which limited partnerships are being acquired by Sonterra. Mr. Vandenberg was formerly President of J. M. Corporation’s Energy Sector. Prior to that, he was Senior Vice President and General Manager of Equitable Resources Company, Vice President of Engineering and Development of Maxus Energy Corp., and held managerial positions at Kilroy Company of Texas, Union Texas Petroleum, Inc., and Aminoil, Inc. Mr. Vandenberg has a Professional Degree in Petroleum Engineering from the Colorado School of Mines.

Mr. Lancaster has been a lawyer for 29 years and has extensive legal and land experience in virtually all facets of the oil industry. He is also a co-founder and serves as Vice President of Velocity Energy Limited LLC and its affiliated entities. Mr. Lancaster has held senior legal and management positions in upstream, midstream, downstream, and oilfield service companies, including as Vice President of Legal Affairs for J. M. Corporation’s Energy Sector; Senior Vice President and General Counsel of ICO Inc.; and Senior Attorney with Scurlock Permian Corporation, a division of Ashland Oil, Inc. Mr. Lancaster was also a partner at Duane Morris LLP and Of Counsel at Baker & McKenzie. He has a BA Degree in Political Science from West Virginia University and a JD Degree from the University of Miami.

Corporate Headquarters

Corporate headquarters is currently located at 300 E. Sonterra, Suite 1220, San Antonio, Texas 78258. The office number is (210) 545-5994 and the fax number is (210) 545-3317.